Exhibit 99.1
FOR IMMEDIATE RELEASE
August 24, 2005
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP TERMINATES
DEREGISTRATION STUDY
     Northwest Indiana Bancorp, the holding company for Peoples Bank SB, today announced that it has terminated the study initiated in May 2005 to investigate the possibility of ending the registration of its shares of common stock under the Securities Exchange Act of 1934.
     The company had initiated the study as a result of escalating costs and allocation of management’s time resulting from the pending implementation of Section 404 of the Sarbanes-Oxley Act of 2002. A Special Committee of independent directors had been appointed by the company to investigate the deregistration issue.
     “After a complete review of the facts, including the proposal by the Advisory Committee on Smaller Public Companies of the Securities and Exchange Commission to delay the implementation of Section 404 to 2007 for small companies, our board of directors unanimously adopted the recommendation of our Special Committee to terminate our deregistration study at this time,” said David A. Bochnowski, Chairman and Chief Executive Officer. Bochnowski noted that the company’s board of directors “will continue to monitor the issues surrounding the implementation of Section 404 of the Sarbanes Oxley Act.”
     On August 9, 2005 Bochnowski testified before the Advisory Committee on Smaller Companies at a field hearing held in Chicago that the annual increased cost to the Northwest Indiana Bancorp for Section 404 implementation was estimated at $200,000.
     The SEC Advisory Committee on Small Companies will meet again in September and is expected to make formal recommendations to the Securities and Exchange Commission at the conclusion of that meeting. “As a smaller reporting company we are optimistic that at the end of the day, the Securities and Exchange Commission will find a suitable threshold for reporting by smaller companies that is proportionate to the benefits shareholders receive,” Bochnowski said.

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